Exhibit 5.1

May 5, 2010	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

Mead Johnson Nutrition Company

2701 Patriot Blvd.

Glenview, Illinois 60026

Ladies and Gentlemen:

We have acted as special counsel to Mead Johnson Nutrition Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a the Registration Statement on Form S-4 (the “Registration Statement”) relating to the offer and sale by the Company of $500,000,000 aggregate principal amount of 3.50% notes due 2014, $700,000,000 aggregate principal amount of 4.90% notes due 2019 and $300,000,000 aggregate principal amount of 5.90% notes due 2039 (the “Exchange Notes”). The Exchange Notes will be offered in exchange for a like principal amount and series of the Company’s outstanding unregistered 3.50% notes due 2014, 4.90% notes due 2019 and 5.90% notes due 2039 (the “Original Notes”) pursuant to the Registration Rights Agreement, dated as of November 5, 2009 (the “Registration Rights Agreement”), by and among the Company, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and the other initial purchasers of the Original Notes. The Registration Rights Agreement was executed in connection with the private placement of the Original Notes. The Original Notes were, and the Exchange Notes will be, issued pursuant to the Indenture, dated as of November 1, 2009, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 5, 2009, by and among the Company, Mead Johnson & Company (the “Guarantor”) and the Trustee (collectively, the “Indenture”). Pursuant to the terms of the Original Notes, the Guarantor has been released from any obligations with respect thereto.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the Indenture; (iii) the Registration Rights Agreement and (iv) such corporate records, agreements, documents and other instruments, and such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to the holders in exchange for the Original Notes in the manner described in the Registration Statement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the

Mayer Brown LLP

May 5, 2010

enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

We are admitted to practice law in the State of Illinois and in the State of New York and we express no opinions as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America, as currently in effect.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement.

Very truly yours,

/s/ MAYER BROWN LLP